Exhibit 99.5

April 16, 2012

Stratasys Employees,

I am writing to share some exciting news about Stratasys. This morning we announced that we have reached an agreement with Objet, a privately held company based in Israel, to combine our companies in a $1.4 billion transaction. While both Stratasys and Objet are pioneers, we are operating in a rapidly evolving industry. By combining our products, technologies and experienced management teams, I am confident that we will be even stronger and better positioned for growth. Attached is a copy of the press release we issued earlier, along with a list of FAQs to help address some of your questions.

For those of you not familiar with Objet, it is a global manufacturer of 3D printers for rapid prototyping. The company is headquartered in Rehovot, Israel, and has more than 430 employees serving more than 2,800 customers around the world. Our two companies know each other well, as Stratasys was a successful distributor of Objet’s products for more than three years through early 2007. Importantly, Objet shares our customer-centric and innovation-driven culture.

The combined company, which will be called Stratasys Ltd., should be well positioned to remain at the forefront of innovation. We expect that our comprehensive product and technology portfolio will help us address a broader set of customer applications across multiple industries. The new Stratasys will offer complementary products and materials based on Stratasys’ advanced FDM® and Solidscape® technologies, and Objet’s PolyJet™ technology, which provides high resolution printing suited for applications that require high feature detail and a finer surface finish. The combination is also expected to create an impressive marketing and sales organization that can help us grow into our markets faster and provide opportunities for cross-selling into the combined company’s large installed base.

Organization and Leadership

This transaction is not based on cutting costs. In fact, since this will be a complementary transaction, we expect that employees will have more opportunities for growth and development by being part of a larger, better positioned company.

The senior leadership of the new company will be a blend of the two current management teams. Upon closing of the transaction, I will become the full-time chairman of the board and will be actively focused on setting the strategy and vision, as well as ongoing innovation for the combined company. David Reis, CEO of Objet, will serve as CEO and will be responsible for the day-to-day leadership of the new Stratasys. Elchanan Jaglom, the current chairman of Objet, will serve as chairman of the executive committee of the combined company and will join me in providing visionary leadership for the combined company. The board of directors will be comprised of nine directors, with four seats designated by Stratasys and four seats designated by Objet. One additional director will be designated by Stratasys and approved by Objet. I am confident that this is the right team to lead the new Stratasys, and I know David is looking forward to getting to know all of you.

The new company will have dual headquarters in Eden Prairie, Minnesota and Rehovot, Israel. The transaction will create many opportunities to use our combined resources and share and implement best practices throughout the entire organization.

We expect the merger to be completed in the third quarter of this year, following customary regulatory review and satisfaction of other customary closing conditions as well as shareholder approvals. Until then, both companies will continue to operate separately and it will remain business as usual at Stratasys. We will rely on you, as we always have, to continue to serve our customers with the same level of service they have come to expect from Stratasys.

We have assembled an integration planning team comprised of leaders from both companies to address how we can best utilize each company’s strengths to bring the two together as seamlessly as possible.

Next Steps

We recognize that you will have questions about what this announcement means for you. At this point, we are very early in the merger process and there is much work ahead. That said, we will do our best to update you on important developments.

At 1:00 p.m. Central Time, we will have an all-employee meeting at Life Hall to discuss this announcement in more detail. For those employees who cannot join in person, we will be sending out the presentation by email directly following the meeting for your review. At 4:45 p.m. Central Time, I will host a Town Hall meeting in the Wallace Rd. building lunchroom for a brief Q&A session. If you are unable to attend, you may dial into the Town Hall meeting at 1-866-8072355, conference code 338 449 8235.

Finally, today’s announcement will likely generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside Stratasys, please forward them to Shane Glenn at 952.294.3416.

The key to the success of our business has been – and will continue to be – you, our valued employees. I hope you share my enthusiasm about this exciting transaction. Should you have additional questions, contact Amanda Daniel at amanda.daniel@stratasys.com or 952.906.2218.

I want to thank all of you for your continued diligence, support and focus on serving our customers with excellence.

Sincerely,

Scott Crump

Chief Executive Officer and Chairman

Important Information for Investors and Shareholders

In connection with the combination of Objet and Stratasys pursuant to an Agreement and Plan of Merger (the “Merger”), Objet will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which will include a proxy statement/prospectus of Stratasys and a prospectus of Objet, as well as other relevant materials in connection with the proposed transaction. Stratasys will concurrently file the same proxy statement/prospectus with the SEC and will mail it to Stratasys shareholders for purposes of soliciting proxies for voting in favor of approving the Merger at a special meeting of Stratasys stockholders called for the purpose of approving the Merger Agreement and the Merger. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT STRATASYS, OBJET AND THE PROPOSED TRANSACTION. The proxy statement/prospectus and other relevant materials (when they become available) and any other related documents filed with the SEC may be obtained free of charge on the SEC’s website at www.sec.gov or via the Stratasys website at www.stratasys.com. Shareholders may also obtain a copy of the SEC filings free of charge upon written request to Stratasys, Attention: Shane Glenn, Director of Investor Relations, 7665 Commerce Way, Eden Prairie, Minnesota 55344.

Stratasys’ executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Stratasys in connection with the Merger. Information about Stratasys’ executive officers and directors and their ownership of Stratasys common stock will be set forth in Stratasys’ amended Annual Report on Form 10-K for the year ended December 31, 2011, which will be filed with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.